UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(Amendment No.     )

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The Gorman-Rupp Company

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THE GORMAN-RUPP COMPANY

Mansfield, Ohio

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of the Shareholders of The Gorman-Rupp Company will be held at the Company’s Corporate Headquarters, 600 South Airport Road, Mansfield, Ohio 44903, on Thursday, April 28, 2016 at 10:00 a.m., Eastern Daylight Time, for the purpose of considering and acting upon proposals to:

1.	Fix the number of Directors of the Company at eight and to elect eight Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	Approve and adopt The Gorman-Rupp Company 2016 Non-Employee Directors’ Compensation Plan;

3.	Approve, on an advisory basis, the compensation of the Company’s named Executive Officers;

4.	Ratify the appointment of Ernst & Young LLP as independent registered public accountants for the Company during the year ending December 31, 2016; and

5.	Conduct such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Holders of Common Shares of record at the close of business on March 7, 2016 are the only Shareholders entitled to notice of and to vote at the Meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 28, 2016 — This Notice of Annual Meeting of Shareholders, Proxy Statement and related Proxy Card and the Company’s 2015 Annual Report to Shareholders are available at http://www.proxyvote.com. To access the proxy materials you will need to enter the 16-digit control number located on the proxy card.

You may vote by internet by following the instructions on the enclosed proxy card, or by signing and submitting your enclosed proxy card and returning it in the enclosed envelope (which requires no postage if mailed in the United States), regardless of whether you plan to attend the Meeting.

By Order of the Board of Directors

BRIGETTE A. BURNELL
General Counsel and Corporate Secretary

March 18, 2016

PROXY STATEMENT

March 18, 2016

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement is being furnished to shareholders of The Gorman-Rupp Company (the “Company”) in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or “Board”) of proxies for use at the Annual Meeting of the Shareholders (the “Meeting”) to be held at the Company’s Corporate Headquarters, 600 South Airport Road, Mansfield, Ohio, at 10:00 a.m., Eastern Daylight Time, on Thursday, April 28, 2016. Holders of Common Shares of record at the close of business on March 7, 2016 are the only shareholders entitled to notice of and to vote at the Meeting.

A shareholder, without affecting any vote previously taken, may revoke their proxy by the execution and delivery to the Company of a later dated proxy with respect to the same shares, or by giving notice of revocation to the Company in writing or at the Meeting. The presence at the Meeting of the person appointing a proxy does not in and of itself revoke the appointment.

OUTSTANDING SHARES AND VOTING RIGHTS

As of March 7, 2016, the record date for the determination of persons entitled to vote at the Meeting, there were 26,083,623 Common Shares outstanding. Each Common Share is entitled to one vote on each proposal.

The mailing address of the principal executive offices of the Company is P.O. Box 1217, Mansfield, Ohio 44901-1217. This Proxy Statement and accompanying proxy are being mailed to shareholders on or about March 18, 2016.

A quorum will be present at the Meeting if there are present, in person or by proxy, shareholders of record entitled to exercise at least 50% of the voting power of the Company with respect to at least one of the purposes for which the Meeting was called.

With respect to the election of Directors (Proposal No. 1), the eight nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes will not be voted for or withheld from the election of directors and thus will have no effect on the election of directors.

If notice in writing is given by any shareholder to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the holding of the Meeting, that such shareholder desires that the voting for the election of Directors be cumulative, and if announcement of the giving of such notice is made upon the convening of the Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as they possess at such election. Under cumulative voting, a shareholder controls voting power equal to the number of votes which they otherwise would have been entitled to cast multiplied by the number of Directors to be elected. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as they may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be divided evenly among the candidates nominated by the Board of Directors, except that if such voting should for any reason not be effective to elect all of the nominees named in this Proxy Statement, then such votes will be cast so as to maximize the number of the Board of Directors’ nominees elected to the Board.

With respect to the vote to approve and adopt The Gorman-Rupp Company 2016 Non-Employee Directors’ Compensation Plan (Proposal No. 2), the affirmative vote of a majority of the votes cast is necessary to approve the proposal. Abstentions and broker non-votes will not be voted for or against the proposal and will not be counted in the number of votes cast on the proposal.

With respect to the advisory vote to approve executive compensation (Proposal No. 3) and the ratification of independent registered public accountants (Proposal No. 4), the affirmative vote of a majority of the votes cast is necessary to approve each such proposal. Abstentions and broker non-votes will not be voted for or against such proposals and will not be counted in the number of votes cast on such proposals.

Brokerage firms have the authority to vote shares on certain “routine” matters when their customers do not provide voting instructions. However, on other matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Proposal No. 4 is a routine matter, but the other proposals in this proxy statement are non-routine matters.

ELECTION OF DIRECTORS

(Proposal No. 1)

All Directors will be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Proxies received will be voted in the manner directed therein. If no such direction is provided, proxies received are intended to be voted in favor of fixing the number of Directors at eight and for the election of the nominees named below. Each of the nominees is presently a Director of the Company. Mr. Jeffrey S. Gorman is the son of Mr. James C. Gorman.

In the event that any of the nominees should become unavailable, which the Board of Directors does not anticipate, proxies are intended to be voted in favor of fixing the number of Directors at a lesser number or for a substitute nominee or nominees designated by the Board of Directors, in the discretion of the persons appointed as proxy holders. If cumulative voting in the election of directors is invoked, the proxies may be voted cumulatively for less than the entire number of nominees if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

Director Qualifications

The nominees for Director are as follows:

James C. Gorman is Chairman of the Board and son of J.C. Gorman, co-founder of the Company. Mr. Gorman has been Chairman of the Board since 1989 and served as the Company’s President from 1964 until 1989, and as Chief Executive Officer from 1964 until 1996. Mr. Gorman also served on the Board of Directors of United Telephone Company of Ohio for 20 years and was Treasurer of a multi-million dollar international not-for-profit entity for 35 years. Mr. Gorman, age 91, has served as a Director of the Company since 1946.

Mr. Gorman was instrumental in the Company’s development and growth for more than 30 years as President and Chief Executive Officer and 11 years in sales, and therefore is highly knowledgeable about the pump industry and the Company’s products, customers and competitors.

Jeffrey S. Gorman is President and Chief Executive Officer of the Company. He was elected to these offices on May 1, 1998, after having served as Senior Vice President since 1996. He also served as General Manager of the Mansfield Division from 1989 through 2005 after service as Assistant General Manager from 1986 to 1988. Additionally, he held the office of Corporate Secretary from 1982 to 1990. Mr. Gorman is a member of the Board of Directors of Mechanics Savings Bank, Mansfield, Ohio and former Chairman of the Ohio Chamber of Commerce. Mr. Gorman, age 63, has served as a Director of the Company since 1989.

Mr. Gorman has been instrumental in continuing the Company’s development and growth for more than 30 years, especially with respect to its acquisitions and its international growth. He also is highly knowledgeable about all significant aspects of the pump industry and the Company’s products, customers and competitors.

M. Ann Harlan is the retired Vice President and General Counsel of the J.M. Smucker Company (“Smucker”), a New York Stock Exchange (“NYSE”) publicly-traded food manufacturer. From January 1998 to January 2011, Ms. Harlan was a member of the Smucker executive management team responsible for setting and implementing corporate strategy and has broad experience with corporate governance issues and requirements of the NYSE, the Securities and Exchange Commission (“SEC”) and the Sarbanes-Oxley Act of 2002. In addition, Ms. Harlan is a member of the Advisory Board of Gates Group Capital Partners and serves on the Board of Trustees of University Hospitals Health System, Inc. and chairs the Board of The First Tee of Cleveland. From 2010 until its sale to Archer Daniels Midland in 2015, Ms. Harlan was also a Director of Eatem Foods Company. Ms. Harlan, age 56, has served as a Director of the Company since 2009.

Ms. Harlan has 13 years of experience as senior legal counsel at Smucker, which has significant family ownership and family senior management generally comparable to the ownership structure of the Company. She has extensive mergers and acquisition experience with Smucker and 15 years prior related experience with a major law firm. She also has broad experience with public company governance issues, executive compensation and equity compensation plan development and administration.

Thomas E. Hoaglin served as Chairman, President and Chief Executive Officer of Huntington Bancshares, Inc., a publicly-traded financial institution, from 2001 to his retirement in February 2009. Mr. Hoaglin is currently a Director of American Electric Power Company, Inc., a NYSE publicly traded electric utility holding company, where he is the Lead Independent Director, Chair of the Committee on Directors and Corporate Governance and also serves on the Human Resources (Compensation) Committee, Executive Committee and Policy Committee. Mr. Hoaglin is a Director of The Jeffrey Company and serves as member of the National Association of Corporate Directors Nominating and Governance Committee Chair Advisory Council. Mr. Hoaglin, age 66, has served as a Director of the Company since 1993 and had previously served as a Director from 1986 to 1989.

The Board has determined that Mr. Hoaglin qualifies as an “audit committee financial expert” under SEC rules, in connection with his service as Chair of the Audit Committee. He has extensive major-corporation executive management experience and extensive board of directors’ experience in governance and executive compensation matters of publicly-held companies.

Christopher H. Lake has been President and Chief Operating Officer of SRI Quality System Registrar, an international third party ISO registrar and certification audit firm, since December 2005, after having served as Vice President from July to December 2005. The firm has operations in the United States, Asia and the European Union. Mr. Lake served as President of Dean & Lake Consulting, Inc., a regional consulting group that focused on operations and product development from 2001 to July 2005. Previously, Mr. Lake was Principal and Industry Executive for a Fortune 500 global consulting company. Mr. Lake, age 51, has served as a Director of the Company since 2000.

Mr. Lake has major corporate service and operations experience with large service, banking and telecommunications clients. He also has extensive experience providing information technology services to large domestic and international companies.

Kenneth R. Reynolds has been Chief Financial Officer of Ariel Corporation since 1997. Ariel has been a major designer and manufacturer of a wide variety of compressors for diverse global petroleum markets for nearly 50 years. Its compressors are in service worldwide in refineries, gas fields, pipeline service and gas gathering, making it a world leader in gas compression. Previously, Mr. Reynolds, a Certified Public Accountant, was a partner with a regional public accounting firm which he joined following his college graduation. He also serves on the Board of Directors of a Houston-based joint venture between Caterpillar Inc. and Ariel that designs and manufactures well-stimulation pump products. Mr. Reynolds, age 57, has served as a Director of the Company since 2014.

Mr. Reynolds has over 30 years of financial systems management and reporting experience and qualifies as an “audit committee financial expert” for service on the Audit Committee. Additionally, Mr. Reynolds has extensive international Fortune 500 customer experience with major petroleum producers and capital goods manufacturers.

Rick R. Taylor has been President of Jay Industries, Inc., a Tier 1 automotive parts manufacturer, since 1985. Jay Industries also is a Tier 2 parts manufacturer for several other industrial companies. In addition, Mr. Taylor has been President of Longview Steel Corporation, a steel wholesaler, since 1999. Mr. Taylor has been a Director of Park National Corporation, a NYSE publicly traded regional bank holding company, since 1995, where he serves on the Investment Committee and the Risk Committee. Mr. Taylor, age 68, has served as a Director of the Company since 2003.

Mr. Taylor’s major company manufacturing experience spans over 40 years. He has extensive international supply chain experience, and board of directors’ experience, including investment management and risk management.

W. Wayne Walston is Senior Counsel in the Warsaw, Indiana office of Beers Mallers Backs & Salin, LLP (attorneys) since January 2013, after having served as Partner since January 2008. Prior to that, Mr. Walston was a partner in Miner Lemon & Walston, LLP from January 2007, and owner of the Walston Elder Law Office from July 2003 through December 2006. Mr. Walston previously was an officer of Sprint Corporation for 14 years as Legal and External Affairs officer; he also served as Secretary to the Board of Directors of five separate state operating entities. Mr. Walston, age 73, has served as a Director of the Company since 1999.

Mr. Walston has extensive experience with labor and employment relations, antitrust compliance, SEC compliance, state regulatory compliance for public utilities, legislative and regulatory advocacy, real estate contracts and transactions, corporate communications and corporate litigation. He also has extensive major publicly-held company board of directors’ experience, including corporate governance.

NON-EMPLOYEE DIRECTOR COMPENSATION

The Compensation Committee is charged with oversight and periodic review of Non-Employee Director compensation and with recommending any changes to the entire Board of Directors. Directors who are employees of the Company (Messrs. J. C. Gorman and J. S. Gorman) do not receive any compensation for service as Directors.

Non-Employee Directors are compensated by the Company for their services as Directors through a combination of annual cash retainers of $53,000 each and stock awards of 1,250 shares each effective as of July 1 of every year.

During 2016, the Company established a stock ownership guidelines policy which established minimum stock ownership requirements for its Non-Employee Directors to encourage meaningful stock ownership in Gorman-Rupp. The policy requires each Non-Employee Director to own shares of stock equal in value to five times his or her annual cash retainer, and prohibits most sales of shares unless the applicable minimum stock ownership requirement is met.

At the Annual Meeting of Shareholders, as described in this 2016 proxy statement, the Company is seeking an affirmative shareholder vote to approve and adopt The Gorman-Rupp Company 2016 Non-Employee Directors’ Compensation Plan (the “2016 Director Plan”).

Upon direction by the Board of Directors, the Compensation Committee authorized the selection and engagement of Frederic W. Cook & Co., Inc. (“FW Cook”) by the Company to develop, with assistance from the Company’s Executive Officers, a compensation plan for the Company’s Non-Employee Directors consistent with comparably-sized publicly-held manufacturing companies in the Company’s compensation peer group. FW Cook has extensive compensation consulting experience assisting boards, compensation committees and management of public and private companies in advising, evaluating and designing compensation plans for both executives and directors.

Although the 2016 Director Plan allows the Board of Directors flexibility to select among certain award alternatives, the Board of Directors presently intends to award only shares and cash to the Company’s Non-Employee Directors. The value of the annual awards of shares, taken together with an annual cash retainer and any additional cash compensation, will not exceed $200,000 in total value during any single fiscal year.

Non-Employee Director Compensation Table

The table below summarizes the total compensation paid for service of each of the Non-Employee Directors of the Company for the calendar year 2015.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
M. Ann Harlan	$57,000	$35,444	$0	$0	$0	$0	$92,444

Thomas E. Hoaglin	66,000	35,444	0	0	0	0	101,444

Christopher H. Lake	53,000	35,444	0	0	0	0	88,444

Kenneth R. Reynolds	53,000	35,444	0	0	0	0	88,444

Rick R. Taylor	57,000	35,444	0	0	0	0	92,444

W. Wayne Walston	57,000	35,444	0	0	0	0	92,444

1)

Each Non-Employee Director received an annual retainer fee of $53,000. Each non-Audit Committee Chairman received an additional retainer fee of $4,000, the Audit Committee Chairman received an additional retainer fee of $8,000, and the lead independent Director received an additional retainer fee of $5,000.

2)

Each Non-Employee Director received an award of 1,250 Common Shares (from the Company’s treasury shares) under the Company’s current Amended and Restated Non-Employee Directors’ Compensation Plan. Each award of 1,250 Common Shares was made effective as of July 1, 2015 and had a market value of $35,444, computed in accordance with FASB ASC Topic 718.

CORPORATE GOVERNANCE

Board of Directors and Board Committees

The Company requires that a majority of its Directors must be “independent” as required by the listing standards of the NYSE MKT Exchange and the SEC rules, or by other regulatory or legislative bodies as may be applicable to the Company. The Board, on an annual basis, makes a determination as to the independence of each Director in accordance with these prescribed rules or regulations. In general, “independent” means that a Director has no “material relationship” with the Company or any of its subsidiaries. The existence of a material relationship must be determined upon a review of all relevant facts and circumstances, and generally is a relationship that might reasonably be expected to compromise the Director’s ability to maintain his or her independence from management.

Based on an annual review by the Governance and Nominating Committee, the Committee affirmatively determined, after considering all relevant facts and circumstances known to it, that no Non-Employee Director has a material relationship with the Company and that all Non-Employee Directors meet the independence standards of the Company’s Corporate Governance Guidelines as well as the independence standards of the current NYSE MKT Exchange and SEC corporate governance requirements for listed companies, and have no relationships or transactions required to be reported by Item 404 of Regulation S-K.

During 2015, a total of five regularly scheduled meetings of the Board of Directors (at least one each quarter) and a total of 24 meetings of all standing Directors’ Committees were held. All Directors attended at least 75% of the aggregate number of meetings held by the Board of Directors and the respective committees on which they served. In 2015, the “independent” Directors met at every regularly scheduled meeting of the Board of Directors in executive session without the presence of the non-independent Directors and any members of the Company’s management. Members of the Board of Directors are expected to attend the Company’s Annual Meeting of Shareholders, and all Directors were in attendance at the Annual Meeting in 2015.

At the April 23, 2015 annual reorganizational meeting of the Board of Directors, Thomas E. Hoaglin was re-elected by the independent directors to serve as lead independent director for a one year term. The lead independent director is responsible for coordinating the activities of the other independent directors and has the authority to preside at all meetings of the Board of Directors at which the Chairman of the Board is not present. The lead independent director serves as principal liaison on Board-wide issues between the independent directors and the Chairman of the Board, approves meeting schedules and agendas and monitors the quality of information sent to the Board. The lead independent director also may recommend the retention of outside advisors and consultants who report directly to the Board of Directors. If requested by shareholders, when appropriate, the lead independent director also will be available for consultation and direct communication.

The Board of Directors has four separately designated standing committees: (1) Audit Committee, whose present members are Thomas E. Hoaglin (Chair and “audit committee financial expert”), Kenneth R. Reynolds (“audit committee financial expert”) and W. Wayne Walston; (2) Compensation Committee, whose present members are W. Wayne Walston (Chair), M. Ann Harlan and Christopher H. Lake; (3) Pension Committee, whose present members are Rick R. Taylor (Chair), Thomas E. Hoaglin and Christopher H. Lake; and (4) Governance and Nominating Committee, whose present members are M. Ann Harlan (Chair), Kenneth R. Reynolds and Rick R. Taylor. All members of each Committee are independent Directors. Each committee is governed by a written charter adopted by the Board of Directors detailing its authority and responsibilities. These charters are reviewed and updated periodically as legislative and regulatory developments and business circumstances warrant. The Board Committees’ charters are available in their entirety on the Company’s website at http://www.gormanrupp.com.

Audit Committee

The Audit Committee held six meetings in 2015. Its principal functions include engaging the Company’s independent registered public accounting firm and reviewing the scope of the audit of the Company’s consolidated financial statements, considering comments made by the independent registered public accountants with respect to internal controls and financial reporting, considering related actions taken by management, reviewing internal accounting systems, procedures and controls with the Company’s internal auditor and financial staff, reviewing any non-audit services provided by the independent registered public accountants, and organizational oversight of the Company’s enterprise risk management plan.

Compensation Committee

The Compensation Committee held nine meetings during 2015. Its principal functions are, subject to approval by the Board of Directors, to evaluate, develop and monitor compensation policies and programs for the Company’s officers and Non-Employee Directors, and to recommend the salaries, profit sharing and long-term incentive compensation for the officers. A more comprehensive description of the Compensation Committee’s functions regarding the consideration and determination of executive compensation is set forth under the caption “Compensation Discussion and Analysis.”

Pension Committee

The Pension Committee held four meetings in 2015. Its principal functions are to monitor the investment of the assets associated with the Company’s defined benefit pension plan and 401(k) defined contribution plans and to assist in evaluating recommended changes in such investments.

Governance and Nominating Committee

The Governance and Nominating Committee held five meetings during 2015. Its principal functions involve the identification, evaluation and recommendation of individuals for nomination as members of the Board of Directors, succession planning for the Company’s Chief Executive Officer and other Executive Officers, succession planning for other corporate officers and operating executives, and periodic review of the Board Committees’ charters and Corporate Governance Guidelines for compliance with evolving regulations and Board-desired corporate goals. The Governance and Nominating Committee also monitors the availability of training and professional education programs suitable for Directors for enhancement of their Board and Committee responsibilities.

The Governance and Nominating Committee charter incorporates the Company’s policies and procedures by which to consider recommendations from shareholders for Director nominees. Any shareholder wishing to propose a candidate may do so by delivering a typewritten or legible hand-written communication to the Company’s Corporate Secretary. The submission should provide detailed business and personal biographical data about the candidate, and include a brief analysis explaining why the individual is well-qualified to become a Director nominee. All recommendations will be acknowledged by the Corporate Secretary and promptly referred to the Governance and Nominating Committee for evaluation.

The Governance and Nominating Committee does not believe that any particular set of skills, qualities or diversities is most appropriate for a Director candidate. All Director candidates, including any recommended by shareholders, are first evaluated based upon their (i) integrity, strength of character, practical wisdom and mature judgment; (ii) business and financial expertise and experience; (iii) intellect to comprehend the issues confronting the Company; and (iv) availability of adequate time to devote to the affairs of the Company and attend Board and Committee meetings. The Governance and Nominating Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. New Director candidates are subject to a background check performed by the Governance and

Nominating Committee. In addition, the candidate will be personally interviewed by one or more Governance and Nominating Committee members before he or she is nominated for election to the Board of Directors. In considering candidates for the Board, the Governance and Nominating Committee considers the entirety of each candidate’s credentials in the context of their skills, qualities or diversities. With respect to the nomination of continuing Directors for re-election, the individual’s historical contributions to the Board are also considered.

Risk Oversight

The Board of Directors believes that control and management of risk are primary responsibilities of senior management of the Company. As a general matter, the entire Board of Directors is responsible for oversight of this important senior management function. The Audit Committee is responsible to the Board for the organizational oversight of the Company’s comprehensive enterprise risk management plan. Additional oversight of some functional risks is performed by specific Board committees, e.g., financial reporting risks are overseen by the Audit Committee; benefit plan investment risks are overseen by the Pension Committee; personnel selection, evaluation, retention and compensation risks are overseen by the Compensation Committee; and Chief Executive Officer, Executive Officer, other corporate officer, key operating executive and Director succession planning risks are overseen by the Governance and Nominating Committee. The results of each Committee’s oversight are reported regularly to the entire Board of Directors.

Company Leadership Organization

Upon election of Mr. J.S. Gorman as Chief Executive Officer of the Company on May 1, 1998, the Company separated the offices of Board Chairman and Chief Executive Officer because it believed this division more clearly delineated their respective responsibilities. This separation currently provides for the Chairman to focus on Board of Director responsibilities and for the Chief Executive Officer to focus on the Company’s executive, administrative and operating responsibilities. Given their respective service years with the Company, the Company believes this structure is most appropriate currently for conducting its business and its responsibilities to its employees, customers and suppliers, to its shareholders and Directors, and to its community and regulatory agencies.

Related Party Transactions

The Company has no relationships or transactions required to be reported by Item 404 of Regulation S-K. Although the Company does not have a specific written policy regarding review, approval or ratification of related party transactions, the Company has a formal annual review process for such transactions at all locations, and the Board of Directors has the authority to review and approve all related party transactions defined as those transactions required to be disclosed under Item 404 of Regulation S-K. Review and approval of related party transactions also would be evidenced through the Company’s Code of Ethics compliance, annual completion of the Company’s Directors & Officers Questionnaires and discussion at Board meetings, or addressed in unanimous written actions in lieu of a Board meeting, if applicable.

AUDIT COMMITTEE REPORT

The Audit Committee has submitted the following report to the Board of Directors:

(i)

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2015 and the assessment of the Company’s internal control over financial reporting with the Company’s management and the Company’s independent registered public accountants;

(ii)

The Audit Committee has discussed with the Company’s independent registered public accountants the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

(iii)

The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accountants required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed the issue of independence, including the provision of non-audit services to the Company, with the independent registered public accountants;

(iv)

With respect to the provision of non-audit services to the Company, the Audit Committee has obtained a written statement from the Company’s independent registered public accountants that they have not rendered any non-audit services prohibited by SEC and PCAOB rules relating to auditor independence, and that the delivery of any permitted non-audit services has not and will not impair their independence;

(v)

Based upon the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, to be filed with the SEC; and

(vi)	In general, the Audit Committee has fulfilled its commitments in accordance with its Charter.

Members of the Audit Committee are also “independent” in accordance with the additional listing standards of the NYSE MKT Exchange, and two of the members (including the Chair) qualify as an “audit committee financial expert” in accordance with SEC rules.

The foregoing report has been furnished by members of the Audit Committee.

/s/ Thomas E. Hoaglin	/s/ Kenneth R. Reynolds	/s/ W. Wayne Walston
Thomas E. Hoaglin, Chair	Kenneth R. Reynolds	W. Wayne Walston

Compensation Committee Interlocks and Insider Participation

Each of the following Directors served as a member of the Compensation Committee during the fiscal year ended December 31, 2015: M. Ann Harlan, Christopher H. Lake, and W. Wayne Walston. During fiscal year 2015, no Company Executive Officer or Director was a member of the board of directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has submitted the following report to the Board of Directors:

(i)	The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with the Company’s management; and

(ii)

Based on the review and discussions referred to in the preceding paragraph, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement in connection with the 2016 Annual Meeting of the Company’s Shareholders.

The foregoing report has been furnished by members of the Compensation Committee.

/S/ M. ANN HARLAN	/S/ CHRISTOPHER H. LAKE	/S/ W. WAYNE WALSTON
M. Ann Harlan	Christopher H. Lake	W. Wayne Walston, Chair

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s Officer compensation program and how it applies to the Company’s Chief Executive Officer and its other officers (collectively, the “Officers”), including our four named executive officers (“Executive Officers”) identified in our Summary Compensation Table.

Overview

The Gorman-Rupp Company has a long and continuing focus on building profitability and consistently delivering increased value to our shareholders. To accomplish this goal, the Company’s Officer compensation program is designed to encourage and reward leadership, initiative, teamwork and top-quality performances among the Officers.

The Compensation Committee (the “Committee”) of the Board of Directors is authorized (i) to review and evaluate the compensation policies and programs for the Officers; (ii) to review, at least annually, the Chief Executive Officer’s progress assessments of the other Officers and to evaluate the Chief Executive Officer’s progress assessment; (iii) to review and recommend the annual salaries, profit sharing and long-term incentive compensation determinations for the Executive Officers to the Board of Directors; and (iv) to periodically review the compensation of Non-Employee Directors (“Directors”) and submit any suggested recommendations for changes to the Directors for review.

Three independent Directors comprise the Committee. Their responsibilities are carried out pursuant to authority delegated by the Board of Directors and in accordance with the federal securities laws and other applicable laws and regulations and the Committee’s charter.

Philosophy and Objectives

Under the Committee’s oversight, the Company has formulated a compensation philosophy that is intended to assure the provision of fair, competitive and performance-based compensation to the Officers. This philosophy reflects the belief that compensation of the Officers should be consistent with the Company’s historical compensation practices, its culture, its profitability and its long-term shareholder value.

The implementation of the Company’s Officer compensation philosophy seeks (i) to attract and retain a group of talented individuals with the education, experience, skill sets and professional presence deemed best suited for the respective Officer positions; and (ii) to continually motivate those individuals to help the Company achieve its strategic goals and enhance profitability by offering them incentive compensation in the form of profit sharing and equity-based compensation awards driven by the Company’s results of operations and financial condition.

Elements of Compensation

The Company’s Officer compensation program consists of four elements: base salary, profit sharing, performance share awards and a component of modest miscellaneous benefits. The Company has not entered into employment contracts with any of the Officers.

Ownership of the Company’s Common Shares by the Officers has continually been considered a worthy goal within the Company to further align Officers’ interests with those of Shareholders. The Company has paid increased dividends on its Common Shares for 44 consecutive years and paid such quarterly dividends regularly for more than 65 years. Toward that end, the Company sponsors Share purchase opportunities, including a partial

Company match, aimed at encouraging the Officers, and substantially all other employees, to voluntarily invest in the Common Shares.

During 2015, the Company established a stock ownership guidelines policy which established minimum stock ownership requirements for its Officers, group presidents and other corporate and operating officers to encourage meaningful stock ownership in Gorman-Rupp. The policy requires each executive, operating president and designated key employees to own shares of stock equal in value ranging from multiples of one times to three times his or her base salary, and prohibits most sales of shares unless the applicable minimum stock ownership requirement is met.

Base Salary and Profit Sharing — Base salaries are premised upon the relative responsibilities of the given Officers and industry surveys and related data. Initial salaries generally are set below competitive levels paid to comparable officers at other entities engaged in the same or similar businesses as the Company based upon Equilar peer data and Company philosophy. Subsequently, actual salaries are adjusted periodically based on judgments of each person’s performance, qualifications, accomplishments and expected future contributions in his or her Officer role.

The Company intentionally relies to a significant degree on incentive compensation in the form of profit sharing to attract and retain the Officers. This profit sharing opportunity provides motivation for them to perform to the full extent of their individual abilities and as a team to build total Company profitability and shareholder value on a continuing, long-term basis.

Performance-Based Restricted Stock — In 2015, the Company’s shareholders approved and adopted The Gorman-Rupp Company 2015 Omnibus Incentive Plan (the “Incentive Plan”). Pursuant to this Incentive Plan, long-term equity incentive compensation was added as an element of compensation to enhance the Company’s compensation program in combination with its succession planning for key personnel and to further align the interests of award recipients with shareholders. Equity incentive compensation has also been selected to facilitate the accumulation of additional Company shares of stock by those most accountable for the Company’s operating results and shareholder value, but conditioned upon achievement of appropriate performance metrics. Recipients of performance-based restricted stock receive a target award of performance shares that vest at the end of a three year performance period, based on the levels of achievement of the performance goals established by the Compensation Committee, which may range from 0% to 150% of the target number of performance shares. The performance goals for these performance share awards are based on targeted operating income growth and shareholders’ equity growth, weighted 50% each. The Committee believes the combination of these performance goals selected for the Incentive Plan provides an appropriate balance between earnings-related and growth goals while also focusing on shareholder value growth. Each vested performance share represents the right to receive one common share of the Company.

In determining the size of the awards of performance shares to be granted to our Executive Officers, the Compensation Committee takes into account several factors, including our Chief Executive Officer’s recommendation for the other Executive Officers, our short-term and long-term financial and strategic objectives, the Executive Officer’s relative job scope, individual performance history and prior and anticipated future contributions to the Company. After considering these factors, the Compensation Committee determines the size of the performance share awards at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

Other Compensation — The Officers receive a variety of miscellaneous benefits, the value of which is represented for the named Executive Officers under the caption “All Other Compensation” in the Summary Compensation Table. These benefits include taxable life insurance, and Company contributions to the Christmas Savings Plan, the 401(k) Plan, and certain partial matching contribution opportunities under the Employee Stock Purchase Plan. The Company also sponsors a defined benefit pension plan in which two of the Company’s Executive Officers participate as explained under the caption “Pension Benefits.”

Stock Ownership — The Company has long encouraged the Officers to voluntarily invest in the Company’s Common Shares. As a consequence, the Company makes the purchase of its Common Shares convenient, in some cases with partial cash matching contributions from the Company, and in all cases without brokers’ fees or commissions, under an Employee Stock Purchase Plan, a 401(k) Plan and a Dividend Reinvestment Plan. Although the purchase opportunities available through these plans do not constitute elements of Officer compensation, all of the current Officers are shareholders and participate in one or more of the foregoing plans.

Annual Reviews

In devising and maintaining the Company’s Executive Officer compensation program, the Committee requests management to periodically provide data relevant to the compensation paid to officers holding equivalent positions or having similar responsibilities in a group of industrial peers. Such information is obtained from Equilar, a leading independent third-party provider of financial, executive and director compensation data, for their review. Equilar was used by the Company to obtain competitive compensation information from public proxy data for management and the Committee as a general reference to low, mean, median and high compensation ranges and for correlation to similar measures of operating profitability and total shareholder return. The Committee’s current objective is for the Company’s Executive Officers to be compensated at a total level of compensation commensurate with at least the 25th percentile of compensation of comparable capital goods manufacturing companies.

The Committee additionally evaluates the Executive Officers’ progress assessments and the Company’s financial performance in performing its compensation review responsibilities. The Committee also takes into account the outcome of prior shareholders’ advisory votes on executive compensation. The Committee regularly consults with executive management and has the authority if needed to consult with outside accounting, legal and compensation advisors as appropriate in arriving at compensation recommendations, subject to approval by the Board of Directors.

Prior to the Company’s July Board meeting, the Committee reviews with the Chief Executive Officer the recommended annual base salary for each of the Executive Officers (other than the Chief Executive Officer). The Committee independently reviews the base salary for the Chief Executive Officer and develops a recommendation therefor. These salary reviews include consideration of the fact that a significant component of total compensation is variable, performance-based profit sharing. The Committee then reports the results of its Executive Officer compensation reviews and recommendations to the Board of Directors.

During July 2015, the Committee reviewed updated Equilar-provided peer information compensation details from 18 other capital goods manufacturing companies reflecting similar size (median revenue of approximately $360 million ranging from approximately $200 million to $1 billion in revenue) and reporting year-ends (fifteen calendar years of 2014, three fiscal years during 2014 and one fiscal year during 2015). The Committee also took into account the highly favorable outcome of the shareholders’ advisory vote on executive compensation at the Company’s 2015 Annual Meeting of Shareholders. The Board, based on the Committee’s recommendations, approved base salary increases for all Executive Officers reflecting the Board’s assessment of all the factors described above.

Following the end of each year and the final preparation of the Company’s audited financial statements, management calculates the total amount of profit sharing available for awarding to the Executive Officers based on the Company’s achieved operating income and the award percentage determined at the beginning of the year. The Chief Executive Officer then determines a recommended allocation of the available profit sharing award pool among the Executive Officers based on the respective Executive Officer’s prior profit sharing award history and their current year progress assessment.

The Committee reviews with the Chief Executive Officer the recommended profit sharing award for each of the Executive Officers (other than the Chief Executive Officer). The Committee independently reviews the profit sharing award for the Chief Executive Officer and develops a recommendation therefor. These profit sharing reviews include consideration of the Chief Executive Officer’s progress assessments of the other Officers, and the Committee’s independent progress assessment of the Chief Executive Officer and their prior profit sharing award history. The Committee then reports the results of its profit sharing reviews and recommendations for the Executive Officers to the Board of Directors for its consideration and approval.

Effective May 1, 2015, the Compensation Committee of the Board of Directors of the Company approved initial grants of performance-based restricted stock awards for the Company’s Executive Officers and other officers and operating managers under the Incentive Plan. The Compensation Committee approved the following targeted awards under the Incentive Plan to the Company’s Executive Officers: Jeffrey S. Gorman — performance share awards for 7,323 shares of the Common Stock; Wayne L. Knabel — performance share awards for 5,492 shares of the Common Stock; and Brigette A. Burnell — performance share awards for 3,661 shares of the Common Stock. At the time of grant, the performance goals were expected to be achieved at least at 50% of target, and were challenging but reasonably achievable at 100% of target. The goals were additionally challenging based on historical financial results and somewhat achievable at 150% of target. In any event each of the goals would require collective growth performance of essentially all of the Company’s operating entities and markets on a global basis over a three-year performance period. The awards also may vest to a certain extent in the event of a change of control of the Company or the death, disability or retirement of the grantee.

Summary Compensation Table

The table below contains information pertaining to the annual compensation of the Company’s principal executive officer, its principal financial officer, and its two other Executive Officers for calendar years 2015, 2014 and 2013.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non- Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Jeffrey S. Gorman(5)	2015	$391,000	$166,000	$0	$0	$0	$111,293	$9,080	$677,373
President and Chief	2014	388,333	221,000	0	0	0	131,558	9,928	750,819
Executive Officer	2013	368,333	210,000	0	0	0	70,696	8,484	657,513

Wayne L. Knabel(6)	2015	250,000	126,000	0	0	0	0	26,574	402,574
Executive Vice President,	2014	246,667	165,000	0	0	0	0	26,857	438,524
Chief Financial Officer and Treasurer	2013	231,250	155,000	0	0	0	0	26,050	412,300

Brigette A. Burnell(7)	2015	160,417	65,000	0	0	0	0	12,335	237,752
General Counsel and	2014	142,841	40,000	0	0	0	0	8,374	191,215
Corporate Secretary

James C. Gorman	2015	125,000	11,000	0	0	0	0	5,671	141,671
Chairman	2014	125,000	15,000	0	0	0	34,129	6,226	180,355
	2013	110,417	15,000	0	0	0	0	5,390	130,807

(1)	The amounts reflects profit sharing compensation available to substantially all of the Company’s employees, including its Executive Officers.

(2)

Prior to 2015, the Company never offered incentive stock or option awards or non-equity incentive plan compensation other than profit sharing as a part of the Company’s Officer compensation program. The maximum values of the 2015 performance share awards estimated by the Company, as of the grant date, assuming that achievement of the performance goals would be 150% of target, for Jeffrey S. Gorman, Wayne L. Knabel and Brigette A. Burnell are $300,000, $224,980 and $149,987, respectively.

(3)

The amounts reflect the non-cash change in pension value recognized for financial statement reporting purposes for the fiscal year ended December 31, 2015, in accordance with SEC Release Nos. 33-8732A; 34-54302A. In computing the change in pension value, the Company applies the assumptions used for financial reporting purposes and a measurement date of December 31 for benefit plan determinations. The change in pension value is the aggregate increase in the actuarial present value of the respective Executive Officer’s accumulated benefit measured on an annual basis from the plan measurement date in 2013 to the measurement date in 2015. Decreases of $25,117 and $25,042 in 2015 and 2013, respectively, are excluded from J.C. Gorman’s data per the table’s guidance. The Company does not offer nonqualified deferred compensation earnings to any of its employees.

(4)	Amounts include taxable life insurance, and Company contributions to the Company’s 401(k) Plan, Employee Stock Purchase Plan and Christmas Savings Plan.

(5)

Mr. J. S. Gorman’s “Change in Pension Value and Nonqualified Deferred Compensation Earnings” increased each year due to replacement of earlier lower-compensated years with his most recent salary and to additional years of service.

(6)

Mr. Knabel’s “All Other Compensation” includes $20,450, $20,467 and $19,735 for calendar years 2015, 2014 and 2013, respectively, for the Company’s contributions to his account in the enhanced 401(k) plan established to replace the defined benefit plan for substantially all U.S. employees hired after December 31, 2007.

(7)

Ms. Burnell’s “All Other Compensation” includes $11,114 and $7,641 for calendar years 2015 and 2014, respectively for the Company’s contributions to her account in the enhanced 401(k) plan established to replace the defined benefit plan for substantially all U.S. employees hired after December 31, 2007.

Grants of Plan-Based Awards

The following table sets forth information regarding the grants of annual performance-based restricted stock awards during 2015 to the Company’s named Executive Officers.

		Estimated future payouts under equity incentive plan awards(1)(3)			Grant date fair value of stock and options awards(2)
Name	Grant date	Threshold (#)	Target (#)	Maximum (#)
Jeffrey S. Gorman	5/1/2015	3,662	7,323	10,985	$199,991

Wayne L. Knabel	5/1/2015	2,746	5,492	8,238	149,987

Brigette A. Burnell	5/1/2015	1,831	3,661	5,492	99,982

(1)

These amounts reflect the threshold, target and maximum number of shares of performance-based restricted stock granted on May 1, 2015 under The Gorman-Rupp Company 2015 Omnibus Incentive Plan. These shares vest on December 31, 2017 based upon the achievement of pre-determined financial performance goals for operating income growth and shareholders’ equity growth.

(2)	The value of performance-based restricted stock is calculated assuming achievement of the target level of performance based on the closing market value of our common stock on the grant date.

(3)

Except for certain limited circumstances as set forth in the Incentive Plan (such as death or a Change in Control (as defined in the Incentive Plan)), all performance share awards under the Incentive Plan vest at the end of a three year performance period, and will be paid based on the levels of achievement of performance goals established by the Compensation Committee. The two performance goals established for the January 1, 2015 through December 31, 2017 performance period are specific ranges of operating income growth and shareholders’ equity growth, weighted 50% each. The range of future payouts is 0% to 150% for each performance goal, with the threshold payout occurring at 50%, the target payout occurring at 100% and the maximum payout occurring at 150%. Grantees under the Incentive Plan do not have any of the rights of a shareholder with respect to any shares awarded, including the right to vote or receive dividends, until determination of the achievement of the performance goals and payment of the applicable shares in accordance with the Incentive Plan.

2015 Omnibus Incentive Plan

At the direction of the Committee, the Company’s Executive Officers continued to work extensively with FW Cook to develop an equity incentive compensation plan consistent with comparably-sized publicly-held manufacturing companies in the Company’s compensation peer group.

At the Company’s 2015 Annual Meeting of the Shareholders, the shareholders approved The Gorman-Rupp Company 2015 Omnibus Incentive Plan. Under the Incentive Plan, employees of the Company and its subsidiaries may be granted the following types of awards with respect to the Company’s common shares: restricted stock and restricted stock units, performance awards, stock options, stock appreciation rights and other share-based awards. During 2015, the Company awarded performance-based restricted stock under the Incentive Plan to certain employees. The maximum number of Company common shares available for issuance under the Incentive Plan is 1,000,000 shares.

Outstanding Equity Awards at December 31, 2015

The following table sets forth information regarding the number and value of unvested shares of performance-based restricted stock outstanding on December 31, 2015 of the Company’s named Executive Officers.

	Stock Awards
Name	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (1)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (2)
Jeffrey S. Gorman	3,662	$97,885

Wayne L. Knabel	2,746	73,401

Brigette A. Burnell	1,831	48,943

(1)

All of these shares of performance-based restricted stock vest on December 31, 2017 based upon the achievement of the performance goals. The number and value of these shares reflect the threshold minimum level of performance.

(2)	The values equal the number of shares of performance-based restricted stock indicated multiplied by the closing price of our common stock ($26.73) on December 31, 2015.

Pension Benefits

The pension plan in which two of the Company’s Executive Officers participate is a defined benefit plan covering certain U.S. employees of the Company. New entry into this plan terminated as of December 31, 2007 and, effective January 1, 2008, an enhanced 401(k) Plan benefit was adopted for new employees hired thereafter.

The pension plan offers participants upon retirement the option to choose between monthly benefits or a single lump sum payment. The monthly pension benefits are equal to the product of 1.1% of the participant’s final average monthly earnings (based on compensation during the final ten years of service) and the number of years of credited service. A single lump sum amount is equal to the present value of the final monthly pension benefit multiplied by a single premium immediate annuity rate as defined by the plan. Historically, nearly all participants in the plan elect the single lump sum amount at retirement. The single lump sum payment option is used for financial reporting purposes for the fiscal year ended December 31, 2015, computed as of the plan measurement date of December 31, 2015.

Actuarial assumptions used by the Company in determining the present value of the accumulated benefit amount consist of a 2.5% interest rate for 2015-2017 with a 4.5% interest rate thereafter, a 3.7% discount rate and the RP-2014 Mortality Table with Generational Projection (Scale MP-2015). Base compensation in excess of $260,000 is not taken into account under the plan. Vesting occurs after five years of credited service.

Pension Benefits Table

The table below summarizes the number of years of credited service and the present value of accumulated pension benefit for the two Executive Officers of the Company who participated in the pension plan for calendar years 2015, 2014 and 2013.

Name and Principal Position	Plan Name	Year	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Jeffrey S. Gorman President and Chief Executive Officer	The Gorman-Rupp Company Retirement Plan	2015 2014 2013	37 36 35	$1,271,664 1,160,371 1,028,813	$0 0 0

James C. Gorman Chairman	The Gorman-Rupp Company Retirement Plan	2015 2014 2013	66 65 64	274,124 299,241 265,112	73,224 73,224 73,224

(1)	The credited years of service are determined as of a measurement date of December 31, 2015.

(2)

The amount represents the actuarial present value of accumulated benefit based on a single sum payment computed as of the plan measurement date of December 31, 2015. The retirement age is assumed to be the normal retirement age of 65 as defined in the plan.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth information pertaining to the beneficial ownership of the Company’s Common Shares as of February 1, 2016, except as otherwise noted, by (i) each Director and each person nominated for election as a Director, (ii) each Officer named in the summary compensation table, (iii) nominees for Director and Executive Officers of the Company as a group, and (iv) any person who is known to the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock. The address of each of the Company’s Directors, nominees for Director and Executive Officers is in care of The Gorman-Rupp Company, P.O. Box 1217, Mansfield, Ohio 44901.

Name and Address	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares
Independent Directors and Nominees:
M. Ann Harlan	8,295		*
Thomas E. Hoaglin	32,082		*
Christopher H. Lake	67,909	(2)	*
Kenneth R. Reynolds	8,500		*
Rick R. Taylor	19,854		*
W. Wayne Walston	28,639	(3)	*
Named Executive Officers:
James C. Gorman	1,522,002	(4)	5.8%
Jeffrey S. Gorman	1,603,712	(5)	6.1%
Brigette A. Burnell	588		*
Wayne L. Knabel	8,837		*
All Directors and Executive Officers as a group (10 persons):	3,300,418	(6)	12.7%
Other Principal Beneficial Owners:
GAMCO Investors, Inc.(7)	1,597,625		6.1%
One Corporate Center
Rye, NY 10580
Pioneer Investment Management, Inc.(8)(11)	1,458,881		5.6%
60 State Street
Boston, MA 02109

The Vanguard Group(9)(11)	1,419,232		5.4%
100 Vanguard Blvd.
Malvern, PA 19355

Gayle G. Green(10)	1,363,466		5.2%
PO Box 111
Mansfield, OH 44901

*	Represents less than 1% of the outstanding shares.

(1)

Reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if he or she has or shares voting power or investment power in respect of such security. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with the SEC reporting requirements. Voting power or investment power with respect to shares reflected in the table is not shared with others except as otherwise indicated.

(2)

Includes 47,252 shares owned by Mr. Lake’s minor and adult children as to which Mr. Lake considers that he shares the voting and investment power with respect thereto, but otherwise disclaims any beneficial interest therein.

(3)	Includes 22,927 shares held in a trust of which Mr. and Mrs. Walston are co-trustees.

(4)

Includes 166,233 shares held in a trust of which Mr. Gorman is a co-trustee. Mr. Gorman shares voting and investment power with respect to all 166,233 of the shares held in the trust, but otherwise disclaims any beneficial ownership thereof. The amount shown in the table excludes 3,219,581 shares beneficially owned by members of Mr. Gorman’s immediate family and 704,615 shares held in trusts of which he and members of his family have beneficial interests (166,233 of the shares held in trust are the same shares described above). Mr. Gorman disclaims beneficial ownership of all of the shares referred to in this note (4).

(5)

Includes 134,672 shares owned by Mr. Gorman’s wife and 633,875 shares owned by his adult children. Mr. Gorman considers that he shares the voting and investment power with respect to all of the foregoing shares, but otherwise disclaims any beneficial interest therein. The amount shown in the table excludes 116,821 shares held in a trust in which Mr. Gorman has a beneficial interest. Mr. Gorman disclaims beneficial ownership of all of the shares referred to in this note (5).

(6)	Includes 1,004,959 shares as to which voting and investment power are shared.

(7)

GAMCO Investors, Inc. is a diversified asset manager and financial services company. Based on a Schedule 13D/A filed with the SEC on September 19, 2012. The filing indicates that Gabelli Funds, LLC had beneficial ownership of 873,531 shares, including sole voting power over 873,531 shares and sole dispositive power over 873,531 shares, GAMCO Asset Management Inc. had beneficial ownership of 668,390 shares, including sole voting power over 662,140 shares and sole dispositive power over 668,390 shares, and Teton Advisors, Inc. had beneficial ownership of 55,704 shares, including sole voting power over 55,704 shares and sole dispositive power over 55,704 shares of the Company’s outstanding Common Shares. The shares reported above have been adjusted to reflect the 5-for-4 stock split effective December 10, 2013.

(8)

Pioneer Investment Management, Inc., an investment advisory business, is an indirect subsidiary of UniCredit S.p.A. Based on a Schedule 13G/A filed with the SEC on January 30, 2015. The filing indicates that, as of December 31, 2014, it had beneficial ownership of 1,458,881 shares, including shared voting power over 1,458,881 shares of the Company’s outstanding Common Shares.

(9)

Based on a Schedule 13G/A filed with the SEC on February 10, 2016. The filing indicates that, as of December 31, 2015, The Vanguard Group had beneficial ownership of 1,419,232 shares, including sole voting power over 29,015 shares, sole dispositive power over 1,391,617 shares and shared dispositive power over 27,615 shares of the Company’s outstanding Common Shares.

(10)

Includes 1,850 shares owned by Ms. Green’s husband and 500,361 shares owned by her adult children. Ms. Green considers that she shares the voting and investment power with respect to all of the foregoing shares, but otherwise disclaims any beneficial interest therein. The amount shown in the table excludes 132,707 shares held in trust in which Ms. Green has a beneficial interest. Ms. Green disclaims beneficial ownership of all of the shares referred to in this note (10). Ms. Green is the daughter of Mr. J. C. Gorman and the sister of Mr. J. S. Gorman.

(11)	Applicable percentage ownership is based upon 26,083,623 shares of Common Stock outstanding as of December 31, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who are beneficial owners of more than ten percent of the Company’s common shares to file reports of ownership and changes in ownership with the SEC. To the best of its knowledge, the Company believes that, during the past year, all applicable filing requirements for reporting persons were met.

APPROVAL AND ADOPTION OF THE GORMAN-RUPP COMPANY 2016 NON-EMPLOYEE DIRECTORS’ COMPENSATION PLAN

(Proposal No. 2)

At the Annual Meeting, shareholders will be asked to approve the adoption of The Gorman-Rupp Company 2016 Non-Employee Directors’ Compensation Plan (the “2016 Director Plan”). The Board of Directors (the “Board”) adopted the 2016 Director Plan on February 25, 2016, subject to the approval of the shareholders at the Annual Meeting. If the shareholders approve the 2016 Director Plan, it will become effective on the day of the Annual Meeting.

The Board has been using the Amended and Restated Non-Employee Directors’ Compensation Plan (the “Prior Director Plan”) as a means of attracting and retaining highly qualified individuals to serve as directors of the Company and to align the economic interests of Non-Employee Directors (as defined below) and the Company’s shareholders. The 100,000 shares being requested for the 2016 Director Plan represent less than 0.4% of the Company’s outstanding equity as of March 7, 2016. The 2016 Director Plan is intended to replace the Prior Director Plan. If the shareholders approve the 2016 Director Plan, then no further shares will be issued under the Prior Director Plan.

SUMMARY OF THE 2016 DIRECTOR PLAN

The full text of the 2016 Director Plan is in Appendix A to this Proxy Statement. The following is a brief discussion of the 2016 Director Plan, but it is qualified in its entirety by reference to Appendix A.

Shares Available Under the 2016 Director Plan

Under the 2016 Director Plan, the Company is asking its shareholders to authorize the Board to issue up to 100,000 shares of common stock, without par value, during the 2016 Director Plan’s 10-year period. As of March 7, 2016, the closing price of a share of common stock was $27.82.

Any shares underlying an award that is cancelled, forfeited or terminated may be added back to the pool of available shares under the 2016 Director Plan and used for subsequent awards. Shares awarded under the 2016 Director Plan will initially be treasury shares, but the Board reserves the right to also use authorized and unissued shares or shares purchased in the open market.

In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in the Company’s corporate structure which affects the shares or the value thereof, appropriate adjustments to the 2016 Director Plan and awards will be made as the Board determines to be equitable and appropriate. However, no adjustment will be made if the adjustment would cause the 2016 Director Plan to fail to comply with an exemption pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

Eligibility. Only Non-Employee Directors of the Company are eligible for awards under the 2016 Director Plan. A “Non-Employee Director” is a member of the Board who is not employed by the Company or any of its subsidiaries. As of April 28, 2016, the day of the Annual Meeting, six Non-Employee Directors will be eligible to participate in the 2016 Director Plan.

2016 Director Plan Awards

Unless otherwise determined by the Board, an annual award of shares will be paid effective as of July 1 to each Non-Employee Director then serving on the Board. In the event a Non-Employee Director is elected to the Board after July 1, then a pro-rated award of shares will be paid effective as of the date of his or her election.

The value of the annual award of shares granted during a single fiscal year to any Non-Employee Director, taken together with an annual cash retainer and any additional cash compensation (for service as the lead independent director, chairman of a committee or otherwise), will not exceed $200,000 in total value.

The present intention of the Board is to award only shares and cash to Non-Employee Directors, but the 2016 Director Plan permits the Board to deliver the annual award of shares in the form of Deferred Stock Units. Each “Deferred Stock Unit” is a contractual right to receive the value of one share on the terms and conditions set forth in the 2016 Director Plan and any applicable award agreement. Any shares underlying a Non-Employee Director’s Deferred Stock Unit will be delivered to the Non-Employee Director upon a Change in Control (as defined in the Company’s 2015 Omnibus Incentive Plan) or his or her death.

Shares awarded under the 2016 Director Plan that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will, by the laws or descent or distribution, or in certain situations approved by the Board to a “Permitted Assignee” (as defined in the 2016 Director Plan).

Administration. The 2016 Director Plan will be administered by the Board, which duties may be delegated from time to time to the Compensation Committee or another appropriate committee designated by the Board.

Amendment, Suspension and Termination. The Board may at any time amend, suspend or terminate the 2016 Director Plan. However, no action will materially adversely affect the rights of any affected Non-Employee Director under any award theretofore granted under the 2016 Director Plan, except to the extent any such action is made to cause the 2016 Director Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax considerations of awards under the 2016 Director Plan. However, it does not purport to be complete and does not describe the state, local or foreign tax considerations or the consequences for any particular individual.

A Non-Employee Director generally will recognize ordinary income in the taxable year in which shares are delivered under the 2016 Director Plan based on their fair market value at such time. The Company generally will be entitled to a corresponding tax deduction at that time.

New Plan Benefits

Because grants under the 2016 Director Plan are discretionary, the benefits or amounts that may be received by or allocated to each participant are not known. However, the Company’s 2015 compensation program for Non-Employee Directors provided that Non-Employee Directors were awarded annual stock awards on July 1, 2015. If the 2016 Director Plan is approved, the Company intends for any annual stock awards to Non-Employee Directors that are approved by the Board to be paid under the 2016 Director Plan. The following table sets forth the stock awards that each of the Non-Employee Directors received under the Prior Director Plan for 2015:

Name and Position	Dollar Value	Number of Shares of Common Stock
Non-Executive Director Group (1)	$35,444	1,250

(1)

The dollar value and number of shares of common stock are presented on a per person basis. There are currently six Non-Employee Directors that comprise the Non-Executive Director Group, and each was awarded an annual stock award in 2015.

The Board of Directors unanimously recommends that you vote FOR Proposal No. 2 to approve The Gorman-Rupp Company 2016 Non-Employee Directors’ Compensation Plan.

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

(Proposal No. 3)

This proposal is for a non-binding, advisory vote to approve the compensation of the Company’s named Executive Officers pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named Executive Officers and the compensation philosophy, policies and practices as described in the Executive Compensation — Compensation Discussion and Analysis narrative discussion and Summary Compensation Table of this proxy statement. As detailed therein, the Directors are focused on compensating the Executive Officers fairly and in a manner that promotes the Company’s compensation philosophy that compensation of the Executive Officers should be aligned with the Company’s historical compensation, its culture, and its profitability for the continued achievement of long-term shareholder value. Accordingly, the Company is asking shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the shareholders of The Gorman-Rupp Company approve, on an advisory basis, the compensation of the Company’s named Executive Officers, as disclosed in the Executive Compensation — Compensation Discussion and Analysis narrative discussion and Summary Compensation Table of this 2016 Proxy Statement.”

While not binding on the Company, the Board of Directors or the Compensation Committee, the results of shareholder voting on this proposal will be considered by the Board and Compensation Committee when making future compensation decisions for the Company’s named Executive Officers. At the Company’s 2011 Annual Meeting, the Company’s shareholders voted, on an advisory basis, to conduct an advisory vote on the Company’s compensation for named executive officers each year.

The Board of Directors unanimously recommends that you vote FOR Proposal No. 3 to approve the advisory resolution on the compensation of the Company’s named Executive Officers.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 4)

This proposal is for a vote to ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accountants for the Company during the year ending December 31, 2016. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

The Company paid Ernst & Young LLP the following fees in connection with the Company’s fiscal years ending December 31, 2015 and 2014:

Audit Fees — $1.0 million (2015); $950,000 (2014). Audit fees consist of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the Company’s interim financial statements included in its quarterly reports on Form 10-Q, or services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The fees paid in 2015 and 2014 also cover services performed in connection with the Sarbanes-Oxley Section 404 attestation and other Sarbanes-Oxley requirements.

Audit-Related Fees — $94,700 (2015); $110,500 (2014). Audit-related fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the caption “Audit Fees.” The audit-related fees paid were primarily for benefit plan audits, financial reporting and other advisory services, and acquisition related due diligence services.

Tax Fees — $31,150 (2015); $15,200 (2014). Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. The tax fees were paid for the following services: federal and international tax planning and advice; federal, state, local and international tax compliance; state and local tax consulting; Form 5500 compliance issues; Canadian compliance issues; and other tax advice and assistance regarding statutory and regulatory matters.

All Other Fees — $0 (2015); $0 (2014). The “all other fees” category consists of the aggregate fees billed for products and services provided, other than the services reported in the foregoing three paragraphs.

Under its Charter, the Audit Committee is directly responsible for the oversight of the work of Ernst & Young LLP and has the sole authority to (i) appoint, retain and terminate Ernst & Young LLP, (ii) pre-approve all audit engagement fees, terms and services, and (iii) pre-approve scope and fees for any non-audit engagements with Ernst & Young LLP. The Committee exercises this authority in a manner consistent with applicable law and the rules of the SEC and the NYSE MKT Exchange, and Ernst & Young LLP reports directly to the Committee. In addition, the Committee has determined to delegate its authority to grant any pre-approvals to its Chairman, subject to the report of any such pre-approvals to the Committee at its next scheduled meeting for ratification. With respect to certain of the services categorized above, the following percentage-of-services were rendered by Ernst & Young LLP in accordance with the annual de minimus exception to the pre-approval requirement: Audit-Related Fees — 0%; Tax Fees — 0%; All Other Fees — 0%.

Ratification by the shareholders of the appointment of Ernst & Young LLP is not required by law. However, the Board of Directors believes that shareholders should be given this opportunity to express their views on the subject. While not binding on the Audit Committee, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants would be considered by the Audit Committee in determining whether to continue the engagement of Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different firm of independent registered public accountants for the Company at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends that you vote FOR Proposal No. 4 to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants.

GENERAL INFORMATION

The Company’s 2015 Annual Report to Shareholders, including financial statements, is being mailed concurrently with this Proxy Statement to all shareholders of the Company.

The cost of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone, facsimile or other means of communication by employees of the Company. No separate compensation will be paid for the solicitation of proxies, although the Company may reimburse brokers and other persons holding Common Shares in their names or in the names of nominees for their expenses in sending proxy material to the beneficial owners of such Common Shares.

Any proposal by a shareholder intended to be included in the proxy materials to be distributed by the Company in connection with the 2017 Annual Meeting of Shareholders must be received by the Company on or before November 18, 2016. If a shareholder proposal is received after February 1, 2017, it will be considered untimely and the proxy holders may use their discretionary voting authority if and when the proposal is raised at such Annual Meeting, without any discussion of the matter in the proxy statement. The Board of Directors’ proxy for the 2017 Annual Meeting of Shareholders is expected to grant discretionary voting authority to the proxy holders with respect to any such proposal received after February 1, 2017.

Any shareholder wishing to communicate with the Board of Directors or a specific Director, if applicable, may send a written statement or inquiry to the Company’s Corporate Secretary at the Company’s mailing address. All writings will be acknowledged by the Corporate Secretary and presented for consideration and response at the next scheduled Board meeting.

OTHER BUSINESS

Financial and other reports will be submitted to the Meeting, but it is not intended that any action will be taken in respect thereof. The Company did not receive notice by February 3, 2016 of, and the Board of Directors is not aware of, any matters other than those referred to in this Proxy Statement which might be brought before the Meeting for action. Therefore, if any such other matters should arise, it is intended that the persons appointed as proxy holders will vote or act thereon in accordance with their own judgment.

You are urged to date, sign and return your proxy promptly. For your convenience, enclosed is a self-addressed return envelope requiring no postage if mailed in the United States.

By Order of the Board of Directors

BRIGETTE A. BURNELL General Counsel and Corporate Secretary

March 18, 2016

Appendix A

THE GORMAN-RUPP COMPANY

2016 NON-EMPLOYEE DIRECTORS’

COMPENSATION PLAN

1. PURPOSE

The purpose of The Gorman-Rupp Company 2016 Non-Employee Directors’ Compensation Plan (the “Plan”) is to promote the interests of The Gorman-Rupp Company (the “Company”) and its shareholders by attracting and retaining Non-Employee Directors capable of furthering the future success of the Company and by aligning their economic interests more closely with those of the Company’s shareholders. “Non-Employee Director” means a member of the Board who is not employed by the Company or any of its subsidiaries.

2. ADMINISTRATION OF THE PLAN

The Plan will be administered by the Board of Directors of the Company (the “Board”). Except as limited by law or by the Articles of Incorporation and Code of Regulations of the Company, and subject to the provisions of the Plan, all decisions of the Board shall be final, conclusive and binding upon all parties.

3. COMMON SHARES AVAILABLE FOR AWARDS

Subject to adjustment as provided in Section 5 below, the number of common shares, without par value, of the Company (“Common Shares”) which may be awarded to Non-Employee Directors pursuant to the Plan shall not exceed 100,000 Common Shares in the aggregate. Notwithstanding the foregoing, any shares underlying an award that is cancelled, forfeited or terminated may be added back to the pool of available shares under the Plan and used for subsequent awards. Upon shareholder approval of the Plan (the “Effective Date”), no further stock awards may be granted under the Company’s prior Amended and Restated Non-Employee Directors’ Compensation Plan.

4. COMPENSATION OF NON-EMPLOYEE DIRECTORS

Unless otherwise determined by the Board, Non-Employee Directors shall be compensated by the Company for their services as members of the Board through a combination of annual cash retainers and annual stock awards of Common Shares. Additional compensation may be awarded for service as the lead independent director and/or chairman of a Board committee. The Board may also, from time to time, determine to pay compensation for service by a Non-Employee Director on one or more standing or special committees of the Board.

The value of the annual stock awards granted during a single fiscal year to any Non-Employee Director, taken together with the annual cash retainer and any additional cash compensation paid to such Non-Employee Director during the fiscal year (excluding any reimbursement of expenses), shall not exceed $200,000 in total value (calculating the value of any stock awards based on the grant date fair value of such awards for financial reporting purposes).

Unless otherwise determined by the Board, the annual cash retainer shall be paid quarterly by the end of each calendar quarter from July 1 through June 30 to each Non-Employee Director then serving on the Board. The quarterly payment shall be pro-rated based on days served during the applicable quarter for any Non-Employee Director whose Board service terminates before the end of a calendar quarter.

Unless otherwise determined by the Board, the annual stock award shall be paid effective as of July 1 through book-entry deposit of Common Shares, to each Non-Employee Director then serving on the Board. In the event a Non-Employee Director is elected to the Board after July 1, then a pro-rated stock award shall be paid to such Non-Employee Director effective as of the date of his or her initial election (or as promptly as practicable thereafter).

The Board retains discretion to deliver the annual stock award described in the preceding paragraph in the form of Deferred Stock Units. “Deferred Stock Unit” means a contractual right granted under the Plan that is denominated in Common Shares. Each Deferred Stock Unit represents a right to receive the value of one Common Share on the terms and conditions set forth in the Plan and, if applicable, an award agreement. Deferred Stock Units are eligible to receive dividend equivalents during the deferral period, which will be either held in cash or reinvested into additional Deferred Stock Units with the same restrictions. Any Common Shares issued with respect to any dividends or dividend equivalents shall be deducted from the total pool of available Common Shares set forth in Section 3 above.

Unless otherwise determined by the Board, any Common Shares and Deferred Stock Units awarded under the Plan shall be fully vested as of the date of grant, provided that (i) Common Shares shall be subject to a one-year holding period from the date of grant and (ii) Common Shares underlying Deferred Stock Units shall be delivered one-year following the date of grant (or, if earlier, upon death or an event constituting a “Change in Control” as defined in the Company’s 2015 Omnibus Incentive Plan, as amended from time to time, or any successor plan thereto), subject to Section 7 below. Unless otherwise determined by the Board, any dividends paid by the Company during the one-year holding period will be subject to the same dividend reinvestment election made by a Non-Employee Director with respect to his or her unrestricted shares of Common Stock.

Common Shares awarded under the Plan shall initially be treasury shares, but the Board reserves the right to also use authorized and unissued shares or shares purchased in the open market.

The obligation of the Company to deliver Common Shares and Deferred Stock Units shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be deemed necessary or advisable by the Company. In particular, upon advice from counsel for the Company, the Company shall take such steps as deemed necessary or advisable to comply with all requirements of the relevant securities laws, including the placement of a “restricted securities” legend on certificates (or book-entry ownership records) representing Common Shares.

5. ADJUSTMENTS OF COMMON SHARES

The number and kind of Common Shares which will be awarded to each Non-Employee Director under Section 4 above will be automatically adjusted to the extent necessary to prevent dilution or enlargement of the rights of Non-Employee Directors in the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Common Shares or the value thereof in a manner the Board deems equitable or appropriate; provided, however, that no such adjustment will be made if the adjustment would cause the Plan to fail to comply with an exemption pursuant to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”).

6. AMENDMENT, SUSPENSION AND TERMINATION

The Board may at any time amend, suspend or terminate the Plan, provided, however, that no such action shall materially adversely affect the rights of any affected Non-Employee Director under any award theretofore granted under the Plan, except to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

7. COMPLIANCE WITH RULE 16b-3 AND I.R.C. SECTION 409A

The Company intends that the Plan and all transactions hereunder meet or will meet all of the requirements of Rule 16b-3 under the 1934 Act.

With respect to awards subject to Section 409A of the Internal Revenue Code, as amended, and the regulations promulgated thereunder (“Section 409A”), the Plan and any applicable award agreements are intended to comply with the requirements of Section 409A and the provisions of the Plan and any award agreement shall be interpreted in a manner that satisfies the requirements of Section 409A, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. In the event that the timing of payments in respect of any award (that would otherwise be considered “deferred compensation” subject to Section 409A) would be accelerated upon the occurrence of a Change in Control (as defined in the Company’s 2015 Omnibus Incentive Plan or any successor plan thereto), no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A and any Treasury regulations promulgated thereunder.

8. COMPLIANCE WITH STOCK OWNERSHIP GUIDELINES

All Non-Employee Directors are subject to the Company’s stock ownership guidelines for Non-Employee Directors, as in effect from time to time.

9. RETENTION OF POWERS

Nothing contained in the Plan shall prevent the Board from exercising those powers granted to it by law, the Company’s Amended Articles of Incorporation, as amended, the Company’s Code of Regulations, or otherwise to set the compensation of directors from time to time.

10. TERM OF THE PLAN

No award shall be granted under the Plan after the earliest to occur of (i) the tenth year anniversary of the Effective Date, (ii) the maximum number of Common Shares available for issuance under the Plan have been issued or (iii) the Board terminates the Plan in accordance with Section 6 above. However, any award theretofore granted may extend beyond such date in accordance with the terms of the Plan.

11. GOVERNING LAW

The Plan shall be construed in accordance with and governed by the laws of the State of Ohio and applicable Federal laws.

12. UNFUNDED STATUS OF THE PLAN

The Plan is intended to constitute an “unfunded” plan for compensation. With respect to any payments not yet made to a Non-Employee Director by the Company, nothing contained herein shall give any such Non-Employee Director any rights that are greater than those of a general creditor of the Company.

13. TRANSFERABILITY OF AWARDS

Except as provided in this Section 13, no Common Shares or Deferred Stock Units that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed (each, an “Award”), may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution. To the extent and under such terms and conditions as determined by the Board, a Non-Employee Director may assign or transfer an Award without consideration (each transferee thereof, a “Permitted Assignee”) (i) to the Non-Employee Director’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Non-Employee Director or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Non-Employee Director or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and any award agreement relating to the transferred an Award and shall execute an agreement satisfactory to the Company evidencing such obligations (if deemed necessary or appropriate by the Company); and provided further that such Non-Employee Director shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section 13. In no event may any Award be transferred for value.

THE GORMAN-RUPP COMPANY P.O. BOX 1217 MANSFIELD, OH 44901-1217

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E03888-P76700	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GORMAN-RUPP COMPANY			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐

Nominees:

01) James C. Gorman 05) Christopher H. Lake
02) Jeffrey S. Gorman 06) Kenneth R. Reynolds
03) M. Ann Harlan 07) Rick R. Taylor
04) Thomas E. Hoaglin 08) W. Wayne Walston

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain

2.	Approve and adopt The Gorman-Rupp Company 2016 Non-Employee Directors’ Compensation Plan.						☐	☐	☐

3.	Approve, on an advisory basis, the compensation of the Company’s named Executive Officers.						☐	☐	☐

4.	Ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the Company during the year ending December 31, 2016.						☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon and conduct such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Please indicate if you plan to attend this meeting.		Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) above. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such; and if signing for a corporation, please give your title. When shares are in the names of more than one person, each should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTE: If you access the proxy materials at www.proxyvote.com, you will need to enter the 16-digit control number located on the reverse side of this proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com .

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E03889-P76700

The Gorman-Rupp Company

Annual Meeting of Shareholders

Scheduled for April 28, 2016

This proxy is solicited on behalf of the Board of Directors

The undersigned shareholder(s) hereby appoint(s) James C. Gorman, Jeffrey S. Gorman and Brigette A. Burnell as Proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote all of The Gorman-Rupp Company Common Shares held of record on March 7, 2016 by the undersigned shareholder(s) at the Annual Meeting of Shareholders to be held on April 28, 2016, or at any adjournment or postponement thereof, as designated on the reverse.

When properly executed, this proxy will be voted in the manner directed by the signed shareholder(s); if no direction is made, this proxy will be voted FOR proposals 1, 2, 3 and 4.

PLEASE MARK, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IMPORTANT NOTICE TO PARTICIPANTS IN THE GORMAN-RUPP COMPANY 401(k) PLAN

Bank of America Merrill Lynch, as Trustee of The Gorman-Rupp Company 401(k) Plan, has been requested to forward to you the enclosed proxy material relative to the securities held by us in your account but not registered in your name. Such securities can be voted only by us as holder of record. We shall be pleased to vote your securities in accordance with your wishes if you will execute this form and return it to us promptly in the enclosed business reply envelope. It is understood that, if you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting. For this meeting, the extent of our authority to vote your securities in the absence of your instructions, as directed by The Gorman-Rupp Company 401(k) Plan, is that securities for which no voting instructions have been given shall be voted in the same ratio as the ratio in which the total shares with respect to which timely directions were received were voted on such matters.

In order to ensure that your 401(k) securities are voted as you wish, this proxy must be voted and received by 10:00 am, Eastern Time, April 26, 2016.

Continued and to be signed on reverse side